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Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
DUSA PHARMACEUTICALS, INC.
a New Jersey Corporation
at
$8.00 Net Per Share
Pursuant to the Offer to Purchase dated November 21, 2012
by
CARACO ACQUISITION CORPORATION
a wholly owned subsidiary of
CARACO PHARMACEUTICAL LABORATORIES, LTD.
(a subsidiary of Sun Pharmaceutical Industries Limited)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 19, 2012 (AT THE END OF THE DAY), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 21, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Caraco Acquisition Corporation, a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation ("CPL") and subsidiary of Sun Pharmaceutical Industries Limited, an Indian corporation ("Sun Pharma"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of DUSA Pharmaceuticals, Inc., a New Jersey corporation ("DUSA"), at a purchase price of $8.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 2012 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and which, together with the Offer to Purchase, constitutes the "Offer") enclosed herewith. CPL is wholly owned by Sun Pharma Global, Inc., a corporation organized under the laws of the British Virgin Islands ("Sun Global") and Sun Pharma. Sun Global is wholly owned by Sun Pharma. Dilip S. Shanghvi is the controlling shareholder of Sun Pharma. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Offer to Purchase;

        2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

        3.     DUSA's Solicitation/Recommendation Statement on Schedule 14D-9;

        4.     A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer and Trust Company, LLC (which we refer to as the "Depositary") by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

        5.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        6.     A return envelope addressed to the Depositary for your use only.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 19, 2012 (AT THE END OF THE DAY), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 2012 (together with any amendments or supplements thereto, what we refer to as the "Merger Agreement"), by and among Sun Pharma, the Purchaser and DUSA. On November 16, 2012, Sun Pharma assigned the Merger Agreement and all of its rights and obligations therein to CPL. Pursuant to the terms of the Merger Agreement, notwithstanding the assignment, Sun Pharma remains liable and obligated under the Merger Agreement. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into DUSA (the "Merger"), with DUSA continuing as the surviving corporation in the Merger and a wholly owned subsidiary of CPL.

        After careful consideration, DUSA's board of directors, among other things, has by unanimous vote (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of DUSA (other than CPL, Sun Pharma and their affiliates) and (iii) recommended that the shareholders of DUSA accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, vote in favor of the Merger and the Merger Agreement.

        For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in Section 2 of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

        Neither CPL, a subsidiary of Sun Pharma, nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,
MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free 800-322-2885

Email: DUSA@mackenziepartners.com

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  Exhibit (a)(1)(D)
The Information Agent for the Offer is